June 12, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read the Item 4.01 of Form 8-K dated June 12, 2009, of Tyson Foods, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP